Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-284528) and on Form S-8 (File Nos. 333-184854, 333-200052, 333-218576, 333-221476, 333-234046, 333-236270, 333-252601, 333-259902, 333-269445 and 333-282131) of Quantum Corporation of our report dated June 6, 2023, except for the effects of the tables reflecting the impact of the restatement as of and for the years ended March 31, 2023 and 2022 discussed in Note 14 and Note 15 to the consolidated financial statements, as to which the date is June 28, 2024, and except for the effects of the reverse stock split discussed in Note 1, as to which date is January 27, 2025, relating to the consolidated financial statements of Quantum Corporation, which appears in Exhibit 99.1 of this Current Report on Form 8-K.

/s/ ArmaninoLLP
San Ramon, California

April 16, 2025